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                      AGREEMENT AND PLAN OF REORGANIZATION

      AGREEMENT AND PLAN OF REORGANIZATION ("Agreement") dated the 30th day of June, 1999, between Diabetex International Corp. a Nevada corporation (hereinafter Buyer or "Diabetex"), and Advanced Metabolic Systems Inc., the single stockholder (hereinafter "Stockholder") of Advanced Metabolic Technologies, Inc. a Nevada corporation (hereinafter "AMTech").

Whereas the Stockholder was, or will be, issued an aggregate of eight hundred and fifty thousand (850,000) shares of voting common stock, $.001 par value, of AMTech, constituting all of the issued and outstanding capital stock of AMTech (the "Shares") in return for the transfer to AMTech of the assets, except for cash and accounts receivable, including the intellectual properties of Stockholder, Advanced Metabolic Systems, Inc. a Delaware Corporation, and;

Whereas it was and is the intention of AMTech to acquire the assets, intellectual property rights and technologies of Advanced Metabolic Systems, Inc., except for cash and accounts receivable, in exchange for 850,000 Shares of AMTech, thereby causing AMTech to become a wholly owned subsidiary of the Stockholder, and;

Whereas the Buyer (Diabetex) desires to acquire from Stockholder all of the Shares of AMTech in exchange for Nine and One-Half percent (9.5%) of all shares of the Buyer's common stock after closing, with a $.002 par value per share, and;

Whereas this Agreement is being entered into for the purpose of implementing the foregoing desires, and sets forth the terms and conditions pursuant to which the Stockholder is selling to the Buyer, and the Buyer is purchasing from the Stockholder solely in exchange for voting common shares of the Buyer, all of the issued and outstanding Shares of AMTech, now therefore;


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In consideration of the mutual agreement contained herein, the parties agree as follows:

1. EXCHANGE OF SHARES WITH PREREQUISITE EVENTS.

      1.1. Shares Being Exchanged. Subject to the terms and conditions of this Agreement, at the Closing provided for in Paragraph 2.01 hereof (the "Closing"), the Stockholder will sell, assign and deliver to the Buyer (Diabetex) all equity ownership rights and outstanding shares of AMTech, as set forth herein.

      1.2. Consideration. Subject to the terms and conditions of this Agreement, the Buyer will deliver to the Stockholder at the Closing in full payment for the aforesaid sale, assignment and delivery of the Shares, an aggregate of nine and one half percent (9.5%) of all outstanding shares of the Buyer, Diabetex, International, Corp., par value $.002 per share, as determined immediately after the Closing of this agreement and including the shares issued in the Closing.

      1.3. Holdings of AMTech. As of the date and time of the exchange of shares by Stockholder and Buyer, AMTech will have acquired all of the rights, titles and interests in and to the assets of Advanced Metabolic Systems, including the intellectual property rights thereof, except for the cash and accounts receivable thereof and minor personal property in the offices of AMSys, and shall have a written estopple certificate of non-revocation of license by Thomas
            T. Aoki, M.D. and the Aoki Diabetes Research Institute for all licensed technologies therefrom.

2. CLOSING

      2.1. Time and Place. The Closing of the transactions contemplated by this Agreement will be as soon as is possible, and on or before June 30, 1999, the end of the fiscal year for Stockholder, and shall take place at the offices of the Buyer and Stockholder simultaneously, and by facsimile documents.


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      2.2.  Deliveries by the Stockholder and AMTech. At the Closing, the
            Stockholder and AMTech will deliver to the Buyer, Diabetex International Corp., (unless previously delivered) the following:

            2.2.1. Certificates representing all equity interests and Shares, duly endorsed or accompanied by stock owners duly executed in blank and otherwise in form acceptable for transfer on the books of AMTech.

            2.2.2. The stock books, stock ledgers, minute books and corporate seal of AMTech (all other books and records of AMTech being located in AMTech's corporate premises).

            2.2.3. Certificates from appropriate authorities as to the good standing of AMTech and a receipt for payment of all currently due taxes of AMTech.

            2.2.4. Any reasonably necessary and requested investment letters and other such necessary documents referred to in Paragraph 8.01 hereof. Subsequent to the Closing, should the Stockholder further distribute any Shares of Buyer received hereunder, the Buyer will not reissue said Shares under new name or title without first receiving written acknowledgment of, and pledge of compliance with the terms of this Agreement by the new stockholder or stockholders in a form reasonably acceptable to Buyer.

            2.2.5. All other previously undelivered items required to be delivered by the Buyer to the Stockholder at or prior to Closing.

      2.3. Deliveries by the Buyer. At the Closing, the Buyer is delivering (unless previously delivered) the following:

            2.3.1. A certificate for nine and one half percent (9.5%) of the outstanding shares of the Buyer as of and immediately after the Closing, in accordance with the terms hereof, which shares shall be adjusted, if at all, by an accounting which shall take place within thirty (30) days of the Closing.

            2.3.2. All other previously undelivered items required to be delivered by the Buyer to the Stockholder at or prior to Closing.


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3. RELATED TRANSACTIONS

      There are no related transactions.

4. REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

      The Stockholder hereby represents and warrants jointly and severally (except that in the case of Paragraphs 4.1, 4.2 and 4.3 hereof contained therein are made jointly and severally by the Stockholder and AMTech) to the Buyer as follows:

      4.1. Title to the Shares. The Stockholder holds, and is transferring to the Buyer at the Closing, good, valid, and marketable title to eight hundred and fifty thousand (850,000) Shares of AMTech, free and clear of all liens, claims, options, charges and encumbrances whatsoever.

      4.2. Valid and Binding Agreements. As to the Stockholder, this Agreement constitutes the valid and binding agreement of the Stockholder, enforceable in accordance with its terms.

      4.3.  Organization of AMTech.

            (a). AMTech is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the corporate power and authority to carry on business as presently conducted and necessary to enter into the terms of this agreement.

            (b). The copies of the Articles of Incorporation, and all amendments thereto, of AMTech, the official Minute of the Board of Directors, and the Bylaws of AMTech, delivered to Buyer, as of the date of closing, are complete and correct copies of the Articles of Incorporation and Bylaws of AMTech as amended and in effect on the date of closing, and no minutes have been included in such minute books since such examination by the Buyer that have not also been furnished to the Buyer.

            (c). AMTech is not licensed or qualified to do business as a foreign corporation in any jurisdiction and is not required to be so licensed or qualified or, if required, the failure to be so licensed or qualified will not have a material adverse effect on or result in any material liability to AMTech.


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      4.4.  Capitalization of AMTech.

            (a). The authorized capital stock of AMTech consists solely of one million (1,000,000) shares of common stock, $.0l par value, of which eight hundred and fifty thousand (850,000) shares are outstanding and no shares are held as treasury shares. All issued shares of AMTech are duly authorized, validly issued and outstanding, fully paid, and non-assessable.

            (b). Except for the 1,000,000 Common Shares, there are no shares of capital stock or other securities of AMTech outstanding; and there are no options, warrants or rights to purchase or acquire any securities of AMTech as of the date of closing.

      4.5. Subsidiaries and Affiliates. AMTech does not own any capital stock or other securities of any corporation and has no direct or indirect interest in any other entity or business other than the business presently directly conducted by it.

      4.6. No Violation of Agreements. Neither the execution nor delivery of this Agreement, nor the consummation of the transactions contemplated hereby violates or will violate, or conflicts with or will conflict with, or constitutes a default under or will constitute a default under any documents relating to AMTech.

      4.7. Financial Statements. The Stockholder will deliver to the Buyer a balance sheet ("Balance Sheet") of AMTech, showing that as and from its inception to the date of closing, there exists no transactions not related to the making of this agreement.

      4.8. No Undisclosed Liabilities. Except as set forth on the Balance Sheets, neither AMTech nor the Stockholder knows of any basis for the assertion of liabilities against AMTech.

      4.9. Tax Returns. AMTech has no tax returns due, or has duly filed all tax reports and returns required to be filed by it and has duly paid all taxes and other charges due or claimed to be due from it by federal, state or local taxing authorities.

      4.10. Title to Properties. Except as otherwise reflected on the Balance Sheet, AMTech has good, valid and marketable title to all its properties and assets, real, personal, and mixed, tangible and intangible, including, without limitation, the properties and assets reflected in the Balance Sheet.

      4.11. Fixed Assets. Schedule 1 attached hereto lists, if any, the fixed assets of AMTech. Furthermore, AMTech warrants all such property to be in good


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            condition or sound working order with no known defects. Furthermore, neither AMTech nor the Stockholder has received any notification that there is any violation of any building, zoning, or other law, ordinance or regulation in respect of such property and to the best of their knowledge, no such violation exists.

      4.12. Leases. Schedule 2 attached hereto lists, if any, all personal property leases to which AMTech is a party. AMTech asserts that it has no real property leases, and that each said lease is valid, binding and enforceable in accordance with its terms, and is in full force and effect.

      4.13. Patents, Trademarks, Trade Names, etc. Schedule 3 attached hereto lists all patents, trademarks, trade names, etc. owned by, under license to or used by AMTech and formerly used by Stockholder.

      4.14. Litigation. AMTech knows of no actions, proceedings, or investigations pending or, to the best knowledge and belief of AMTech and the Stockholder, threatened by or against AMTech.

      4.15. Insurance. Any and all policies of fire, liability, workmen's compensation and product liability necessary for the prior operations of AMTech are in effect with respect to AMTech and its operations as of the date of closing. Schedule 4 attached hereto lists all insurance policies currently in effect.

      4.16. Bank Accounts. The AMTech bank account(s) are listed in Schedule 5 attached hereto including bank, bank branch, account number(s) and current balance(s). It is understood that the cash on hand and accounts receivable to Stockholder shall not be part of the transfer of assets to AMTech.

      4.17. Contracts and Commitments. Except as specifically identified in the Balance Sheet, and the Schedules attached or referred to herein, and the assets purchase agreement with Stockholder, AMTech has no contracts, commitments, arrangements or understandings that are material to its business, operations, financial condition or prospects. The terms of the Assets Purchase Agreement are incorporated into this agreement.

      4.18. Customers and Suppliers. At the Closing, the Stockholder is delivering to the Buyer a list of the names and addresses of any customers and suppliers of AMTech.

      4.19. Compliance with Applicable Law. AMTech has duly complied, in respect of its operations, real property, equipment, all other property, practices, and all other aspects of its business, with all applicable laws

            Acquisition Agreement and Plan of Reorganization.             Page 6

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            (whether statutory or otherwise), rules, regulations, ordinances, judgments, and decrees of all governmental authorities (federal, state, local or other laws), including, but not limited to, the Federal Occupational Safety and Health Act and all Laws relating to environmental protection and conservation. Neither AMTech nor the Stockholder has received any notification of any asserted present or past failure to comply.

      4.20. Disclosure. All facts material to all assets and financial condition of AMTech are reflected in the Balance Sheet, or have been disclosed herein, or have been disclosed to the Buyer in writing. No representation or warranty by the Stockholder contained in this Agreement and no statement contained in any certificate, schedule, list or other writing furnished to the Buyer pursuant to the provisions hereof, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein not misleading.

5. REPRESENTATIONS AND WARRANTIES OF THE BUYER The Buyer hereby represents and warrants to the Stockholder as follows:

      5.1. Title to the Shares. The Buyer will issue and transfer to the Stockholder at the Closing, good, valid, and marketable title to nine and one-half percent (9.5%) of the outstanding Shares of Common Stock following closing as specified in Paragraph 1.2 hereof, free and clear of all liens, claims, options, charges and encumbrances whatsoever.

      5.2. Valid and Binding Agreements. As to the Buyer, this Agreement constitutes a valid and binding agreement of the Buyer, enforceable in accordance with its terms.

      5.3.  Organization of Buyer.

      5.4. (a). The Buyer is a corporation duly organized, validly existing and in good standing under the laws of its State incorporation and has the corporate power and authority to carry on business as presently conducted.

            (b). The copies of the Articles of Incorporation, and all amendments thereto, as certified by the Secretary of State and of the Bylaws, as amended to date, of the Buyer, as certified by its Secretary, which have heretofore been delivered to the Stockholder, are complete and correct copies of the Articles of Incorporation and Bylaws of the Buyer as amended and in effect on the date of closing. All material Minutes of the Buyer are contained in minute books of the Buyer, heretofore furnished to the Stockholder for examination,


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            and no minutes have been included in such minute books since such examination by the Stockholder that have not also been furnished to the Stockholder.

            (c). The Buyer is not licensed or qualified to do business as a foreign corporation in any jurisdiction and is not required to be so licensed or qualified or, if required, the failure to be so licensed or qualified will not have a material adverse effect on or result in any material liability to the Buyer.

      5.5.  Capitalization of the Buyer.

            (a). The authorized capital stock of the Buyer consists solely of approximately twelve million (12,000,000) shares of common stock, $.02 par value, issued and outstanding. All issued shares of the Buyer are duly authorized, validly issued and outstanding, fully paid, and non-assessable.

            (b). Except for the shares to be issued to the Stockholder, there are no shares of capital stock or other securities of Buyer outstanding; there are no options, warrants or rights to purchase or acquire any securities of Buyer.

      5.6. Subsidiaries and Affiliates. Except as disclosed in writing to Stockholder, Buyer does not own any capital stock or other securities of any corporation and has no direct or indirect interest, in any business other than the business presently directly conducted by it.

      5.7. No Violation of Agreements. Neither the execution nor delivery of the Agreement, nor the consummation of the transactions contemplated hereby violates or will violate, or conflicts with or will conflict with, or constitutes a default under or will constitute a default under any documents relating to Buyer.

      5.8. Financial Statements. The Buyer will deliver to the Stockholder its last issued balance sheet.

      5.9. No Undisclosed Liabilities. Except as set forth on the Balance Sheet, Buyer knows of any basis for the assertion of liabilities or against Buyer not reflected on the Balance Sheets.

      5.10. Absence of Certain Changes. Since the date of the most recent Balance Sheet, there have been no material adverse changes in the financial condition of Buyer as of the date of closing.

      5.11. Tax Returns. The Buyer has no tax returns due, or has duly filed all tax reports and returns required to be filed by it and has duly paid all taxes and


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            other charges due or claimed to be due from it by federal, state or local taxing authorities.

            5.12. Title to Properties. Except as otherwise reflected on the
                  Balance Sheet, Buyer has good, valid and marketable title to all its properties and assets, real, personal, and mixed, tangible and intangible, including, without limitation, the properties and assets reflected in the Balance Sheet.

            5.13. Litigation. Buyer knows of no actions, proceedings, or investigations pending or, to the best knowledge and belief of Buyer, threatened by or against Buyer.

            5.14. Contracts and Commitments. Except as specifically identified in the Balance Sheet, Buyer has no contracts, commitments, arrangements or understandings that are material to its business, operations, financial condition or prospects.

            5.15. Compliance with Applicable Law. Buyer has duly complied, in respect of its operations, real property, machinery and equipment, all other property, practices, and all other aspects of its business, with all applicable laws (whether statutory or otherwise), rules, regulations, ordinances, judgments, and decrees of all governmental authorities (federal, state, local or other laws), including, but not limited to, the Federal Occupational Safety and Health Act and all Laws relating to environmental protection and conservation. Buyer has not received any notification of any asserted present or past failure to comply with any such law.

            5.16. Disclosure. All facts material to all assets, business, operations, and financial condition of Buyer are reflected in the Balance Sheet, or have been disclosed herein, or have been disclosed to the Stockholder by Buyer in writing. No representation or warranty by the Buyer contained in this Agreement and no statement contained in any certificate, schedule, list or other writing furnished to the Buyer pursuant to the provisions hereof, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein not misleading.

            5.17. No Preemptive Rights. The stockholders of the Buyer are not by virtue of their ownership of the Buyer's common shares entitled to any preemptive rights or subscription privileges with respect to the Buyer's Shares to be issued hereunder.

            5.18. Delivery of Reports. The Buyer, being a "non-reporting"
                  company, is not required to publish an Annual Report and, as a result, has no such report


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            to deliver to the Stockholder. Buyer will become a reporting company as and for the purpose of retaining its trading status on the OTC Bulletin Board.

      5.19. Compliance with Rule 144. Upon receipt from time to time of written notice from the Stockholder that the Stockholder presently intends to make routine sales of the Buyer's Shares under Rule 144 promulgated under the Securities Act of 1933, as amended (the "Act"), the Buyer will use its best efforts to make available the information necessary under Rule 144(c) to enable such sales to be made. Such obligation will continue until the earlier of the completion of all sales then intended to be made by the Stockholder or the end of the three-month period commencing on the date of such notice, provided that a further notice indicating a continued present intention to make routine sales of the Buyer's Shares under Rule 144 shall be deemed a new notice for purposes of this Paragraph.

6. SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION; SET-OFF

      6.1. Survival of Representations. All representations, warranties, and agreements made by any party in this Agreement or pursuant hereto shall survive the Closing hereunder.

      6.2. Statements as Representations. All statements contained in any certificate, schedule, list, document, or other writing delivered pursuant hereto or in connection with the transactions contemplated hereby, shall be deemed representations and warranties within the meaning of Paragraph 6.1 hereof

7. PROVISIONS REGARDING BUYER'S SHARES

      7.1. Representations by the Stockholder. The Stockholder represents and warrants to the Buyer that it is his present intention to acquire the Buyer's Shares for investment and not with a view to the distribution or resale thereof, except in accordance with law or a winding up and dissolution of Stockholder, and the parties receiving such shares of Buyer shall confirm such intentions to the Buyer by letter simultaneously with the execution hereof, said letter attached hereto as Exhibit 6.

      7.2. Agreements by the Stockholder. The Stockholder agrees that he will not offer, sell, transfer, assign, mortgage, pledge or otherwise dispose of or encumber any of the Buyer's Shares delivered to him pursuant to this


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            Agreement unless (i) in the opinion of counsel to the Buyer or in the opinion of the Division of Corporate Finance (the "Division") of the Securities and Exchange Commission (the "Commission") expressed in a "no-action" letter (which letter and the request therefor shall be in form and substance satisfactory to counsel for the Buyer), registration of such shares under the Act, and the rules and regulations of the Commission thereunder, as then in effect, is not required in connection with such transaction; (ii) sale of the Buyer's Shares is permissible under Rule 144 of the Commission under the Act, in which event the Stockholder shall furnish the Buyer with an opinion of counsel (which counsel shall be The Diepenbrock Law Firm or such other counsel reasonably satisfactory to counsel for the Buyer and which opinion shall be in form and substance reasonably satisfactory to the Buyer) to the effect that the sale of the Buyer's Shares proposed to be sold is permissible under Rule 144, provided that the Buyer agrees to make such representations as may be reasonably requested by such counsel and that the Buyer can then accurately make concerning the Buyer's qualifications under Rule 144(c); or (iii) a registration statement under the Act is then in effect with respect to such shares and the purchaser or transferee has been furnished with a prospectus meeting the requirements of Section 10 of the Act.

      7.3. Legends and Certificates. The Stockholder agrees that the Buyer may endorse on any certificate for the Buyer's Shares to be delivered to or on behalf of the Stockholder pursuant to this Agreement an appropriate legend referring to the provisions hereof, and that the Buyer may instruct its transfer agents not to transfer any such shares unless advised by the Buyer of the compliance with such provisions.

      7.4. Restrictions. The Stockholder agrees that until distribution and further as a part of any disbursement or distribution of Buyer's Shares received hereunder, Stockholder agrees, and shall obtain a written agreement from any beneficiary of said disbursement or distribution that, for a contiguous period of two (2) years following the closing, beneficiary shall not short sell any of the Shares received, shall not loan shares to any other person or entity to effectuate a short sale, and shall not, without the prior written permission of Buyer, deposit or hold the shares of Buyer in street name where they might be subject to loans of shares for short selling. The Stockholder further acknowledges that the shares being acquired from Buyer are not registered and thus are subject to rule 144 or other securities rules, regulations. Refusal


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            of Stockholder or beneficiary to execute such an agreement shall be sufficient grounds for denial of transfer of title to the Shares by Buyer.

8. MISCELLANEOUS

      8.1. Tax Status: Buyer and Stockholder acknowledge that the exchange hereof does not qualify as a tax-free exchange as to Stockholder, and that the value of the stock of Buyer must be discounted as it is not free trading, is not currently heavily traded in volume, is subject to the terms of this agreement, has no operating history in the business, and as such, is agreed to be reasonably valued at $6.00 per share, as of the date of this agreement and closing.

      8.2. Purchase of Services. Buyer hereby agrees, for a period of no less than one year after the date of closing, to offer to acquire the services of Stockholder in consulting for reimbursement and acquiring reimbursement for the operations of its clinics. For such services Buyer shall pay to Stockholder Seventy Five Thousand Dollars, ($75,000) for consulting fees and payment of $25,000 will be made at Closing toward such fees, with quarterly payments of $16,700 per quarter paid on the first day of such quarter for the duration thereof. Nothing contained herein shall prohibit Buyer from offering to employ Ms. Bennett prior to the end of the one year period, and failure to make payments thereof shall be a material breach of this agreement and entitle Stockholder to return shares equal to those received, and rescind this agreement with election thereof in writing, and ten days to cure such nonpayment.

      8.3. NASD status: Buyer agrees that within the time allowed by the NASD to remain a publicly traded company it will submit such forms and information with the Securities and Exchange Commission and NASD so as to remain, at a minimum, a company qualified to be traded on the OTC Bulletin Board, and to take all reasonable steps to undertake to become more than just a bulletin board trading company thereon. Buyer further agrees to continue to file all such documents as are reasonably necessary to continue such status for no less than two years from the date of closing.

      8.4. Shareholder Approval: Buyer acknowledges that Stockholder has verbally obtained the approval of the shareholders required under law to ratify the agreement made hereby, and that formal agreement shall be obtained from a majority of common shareholders, and a two-thirds majority of all preferred


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            shareholders who have been further granted additional provisions as common and preferred shareholders in connection with such votes, as contained in the board minutes of the board actions which approved the terms of this agreement.

      8.5. Payment of Research Services: In connection with the sale of assets, the Aoki Diabetes Research Institute has agreed to receive Fifty Thousand Dollars in lieu of the amount unpaid for research services to Stockholder. Such payment shall be made no later than July 10, 1999.

      8.6. Prior Grants: Connecticut Innovations, and Stockholder agreed to certain to satisfy the terms of a prior grant, a copy of which is provided at Closing.

      8.7. Prior Data: Buyer acknowledges that the intellectual properties of AMTech include data from certain trials at the University of Wisconsin, which have not been fully paid for, and that an amount of approximately Twenty Four Thousand Dollars is still owed to receive that data.

      8.8. Payment for Costs: At the Closing, Buyer will pay Stockholder $150,000 for the costs of Closing (for which there shall be no accounting to Buyer) and Buyer agrees to make additional payments as agreed between the parties but in no event shall all payments pursuant to this Section 8.8 exceed $15,000 per month. Failure to make payments thereof shall be a material breach of this agreement and entitle Stockholder to return shares equal to those received, and rescind this agreement with election thereof in writing, and ten days to cure such non-payment.

      8.9. Further Assurances. From time to time, at the Buyer's request and without further consideration, the Stockholder will execute and deliver to the Buyer such documents and take such action as the Buyer may reasonably request in order to consummate more effectively the transactions contemplated hereby and to vest in the Buyer good, valid and marketable title to the Shares.

      8.10. Parties in Interest. Except as otherwise expressly provided herein, all the terms and provisions of this agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the respective heirs, beneficiaries, personal and legal representatives, successors, and assigns of the parties hereto.

      8.11. Entire Agreement. This Agreement, including the exhibits, schedules, lists and other documents and writings referred to herein or delivered pursuant hereto, which form a part hereof, contain the entire understanding of the parties with respect to this subject matter. No representations of


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            projections, business success, or prospective activities or success of any kind are made by the parties hereto. The provisions for performance by Buyer as set forth herein shall be material in all respects.

      8.12. Headings, etc. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Agreement.

      8.13. Notice. All notice, request, demands and other communications hereunder ("Notices") shall be in writing and shall be deemed to have been duly given if delivered or mailed (registered or certified mail, postage prepaid, return receipt requested) as follows:

            If to Stockholder: Gregory Gilbert,
                               8776 Killdee, Orangevale, CA 95662
            And copies to:     Keith McBride, Attorney at Law,
                               The Diepenbrock Firm, Sacramento, CA.
                               Richard A. Sandberg,
                               233 Brushy Ridge Rd.,
                               New Canaan, CT, 06840

            If to Buyer:       Philip R. Blomquist,
                               2775 So. Main Street, Salt Lake City, UT 84115.
            And copies to:     Floyd M. Ault,
                               509 Lake Havasu La, Boulder City, NV 89005
                               Nathan Drage, Esq. 6975 So. Union Park Center,
                               Midvale, UT 84047

            or such other address(es) as any party may have furnished to the others in writing in accordance herewith, except that Notices of change of address(es) shall only be effective upon receipt. All Notices shall be deemed received on the date of delivery or, if mailed, on the date appearing on the return receipt therefore. All notices shall be followed by courtesy call to determine if receipt was actually made.

      8.14. Counterparts. This agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.


            Acquisition Agreement and Plan of Reorganization.            Page 14

      8.15. Arbitration of Disputes. The parties hereto agree that in the event of a dispute that cannot be resolved by the parties, it shall be submitted to binding arbitration for resolution under the Commercial Arbitration rules of the American Arbitration Associations, with binding arbitration to take place in Chicago, Illinois, or at such other agreed place. The arbitration decision may be entered as a judgment in any court of competent jurisdiction. The prevailing party shall be awarded reasonable attorneys fees including costs prior to arbitration and arbitration fees.

      8.16 This Agreement shall be governed by and construed pursuant to the laws of the State of Nevada.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Stockholder and by a duly authorized officer of the Buyer on the date first written.


For the Buyer

By
  ------------------------------------
Title:


Advanced Metabolic Systems, Inc.

Name  /s/ Gregory F. Gilbert, CEO
    ----------------------------------

By        GREGORY F. GILBERT, CEO
  ------------------------------------
Title


            Acquisition Agreement and Plan of Reorganization.            Page 15

                          UNANIMOUS CONSENT IN LIEU OF
                  SPECIAL MEETING OF THE BOARD OF DIRECTORS OF
                       DIABETEX INTERNATIONAL CORPORATION

      The Undersigned, being all of the Directors of Diabetex International Corporation, a Nevada corporation ("the Company"), hereby takes the following action:

      WHEREAS the Company has acquired all of the shares of Advanced Metabolic Technologies, Inc. from Advance Metabolic Systems, Inc. pursuant to an Agreement and Plan of Reorganization; and

      WHEREAS, the Agreement calls for the issuance of shares by the Company.

      THEREFORE BE IT RESOLVED, that the Company issue 850,000 shares of restricted common stock to Advanced Metabolic Systems, Inc.

      Effective the 30th day of July, 1999.


                                                         /s/ Philip Blomquist
                                                         -----------------------
                                                         Philip Blomquist

                        MINUTES OF ORGANIZATIONAL MEETING
                                     OF THE
                               BOARD OF DIRECTORS,

                      Advanced Metabolic Technologies Inc.

      A special meeting of the Board of Directors of Advanced Metabolic Technologies Inc, a Nevada Corporation was held on June 30, 1999.

      Present were: Thomas T. Aoki, M.D. and Gregory F. Gilbert

      Absent were:  None.

      The initial Director called the meeting to order for the initial meeting of the Board of Directors, having been appointed by the Initial Board of Directors Member, and acted as follows:

      The Chairman called the meeting and announced that the meeting was held pursuant to law as the Organizational Meeting of the Board of Directors.

1. It was then moved, seconded and resolved that the By-Laws being submitted to the Corporation be adopted by the Board as the By-Laws of the Corporation, which By-Laws were consistent with the Articles of Incorporation. It was further moved, seconded and resolved that:

            (i) That there shall be no less than one (1), nor more than seven
(7) members of the Board of Directors serving during the year.

            (ii) That each Director shall have access to all financial records of the company.

      The issue of the Board of Directors was discussed, and Gregory F. Gilbert, initial member of the Board of Directors, appointed Thomas T. Aoki, M.D. as a member of the board. Mr. Gilbert then resigned his Board posting having acted only to incorporate the Company, and appoint Dr. Aoki to the Board.

      The issue of officers was addressed, and Dr. Aoki appointed himself as the sole officer and director of the Company, pending the exchange of the shares of AMTech for shares of Diabetex as contemplated and agreed between the companies.

      The subject of the pending exchange agreement with Advanced Metabolic Systems, Inc, was discussed, and Mr. Gilbert reported that AMSys wanted to have the Company execute the Asset Purchase and Exchange of Shares agreement being circulated on or before June 30, 1999, in order to facilitate the reorganization of Diabetex, AMSys, and AMTech.

      It was then moved, seconded and resolved that the President of the Corporation, execute the Asset Sale and Exchange Agreement, and present to AMSys the certificates for 850,000 shares of AMTech in exchange for almost all assets of AMSys as set forth in the agreement.

      There being no further business to come before the board, the meeting was duly adjourned, and a tentative date selected for the next meeting.

June 30, 1999


                                              /s/ Thomas T. Aoki, M.D.
                                              ----------------------------------
                                              Thomas T. Aoki, M.D. Sole Director

Agreed as to Appointment and Resignation:


/s/ Gregory F. Gilbert
-----------------------------------------
Gregory F. Gilbert

BILL OF SALE                                                       June 30, 1999
ALL ASSETS EXCEPT ATTACHED EXHIBIT

In accordance with the Agreement for Exchange of Stock for Assets executed by Advance Metabolic Systems, Inc., and Advanced Metabolic Technologies Inc., Advanced Metabolic Systems, Inc., a Delaware Corporation, hereby sells, transfers and assigns all rights, titles and interest in and to all assets of Advanced Metabolic Systems Inc., save and except for its bank account balance, the accounts receivable prior to July 1, 1999, and the list of assets set forth in the attached Exhibit "A" exceptions to Assets Transferred and sold.

This bill of sale is executed this June 30, 1999 at Sacramento, California by the Undersigned, Chief Executive Officer of Advanced Metabolic Systems Inc, with the authority of the Board of Directors.


/s/ Gregory F. Gilbert, CEO
-----------------------------------------
Gregory F. Gilbert, CEO
Advanced Metabolic Systems Inc.